Exhibit 19.1

Amplify Energy Corp.

Insider Trading Policy and Other Restrictions on Trading

(Adopted as of February 2, 2022)

Employees, officers, directors and board observers of Amplify Energy Corp. and its subsidiaries

(collectively, the “Company” and such employees, officers, directors and board observers, collectively, “insiders”) acknowledge that from time to time they may become privy to inside information.  Accordingly, insiders shall abide by this Insider Trading Policy and the Other Restrictions on Trading set forth herein (the “Policy”) and all applicable federal and other securities laws and regulations, including those promulgated by the Securities and Exchange Commission (the “SEC”), when trading in the securities of the Company. Federal law and SEC regulations generally make it illegal to engage in trading on the basis of inside information (“insider trading”) or to pass inside information on to others who may buy or sell securities on the basis of that information.

Definition of Insider Trading

Inside information is “material, non-public information” about the Company. Information is considered “material” if such information could reasonably be expected to influence an investor’s decision to buy, sell or otherwise trade in the Company’s securities (including through a broker-assisted cashless exercise of stock options). “Material, non-public information” includes information that is not available to the public and is obtained through employment with, or from a source that has a fiduciary duty or a duty of confidentiality to, the Company. Examples of inside information include, but are not limited to, unannounced:

•Judicial and regulatory decisions;
•Stock splits;
•New equity or debt offerings;
•A Company restructuring;
•Major marketing changes;
•A change in management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Impending bankruptcy or the existence of severe liquidity problems;
•Litigation exposure (whether actual or threatened);
•Business plans;
•Earnings and other financial information;
•The gain or loss of a significant customer or supplier;
•Significant cybersecurity incidents;
•Pending contracts, acquisitions or sales of assets; and
•The Company’s actual or projected performance.

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When Information is Considered Public: Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Tipping

Inside information should never be disclosed except where required by law or otherwise in accordance with the responsibilities of an employee, officer, director or board observer hereunder. Caution must be exercised when discussing financial information relating to the Company in public places. There are serious legal risks associated with discussing inside information with co-workers, Family Members, friends or others who might treat such information as a basis for buying or selling securities or intentionally or unintentionally communicate such information to others.

Criminal and Civil Liability; Disciplinary Action

Pursuant to federal and state securities laws, insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities in violation of applicable securities laws and regulations at a time when they have knowledge of “material, non-public information” regarding the Company. Insiders may also be liable for improper transactions by any person to whom they have disclosed “material, nonpublic information” regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. There is no requirement that the person disclosing the information have profited from the disclosure in order to be found liable.

Additionally, any employee who is determined by the Company to have violated this Policy shall be subject to disciplinary action, which may include ineligibility for future participation in the Company’s incentive plan(s) or separation from employment.

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Trading by Insiders

Trading Windows.  During specified time periods, absent anything to the contrary, insiders are presumed not to have inside information. These time periods, or trading windows, begin at the opening of the market on the 1st business day following the earlier of the date the Company publicly issues an earnings release and the day on which the Company files its quarterly or annual report on Form 10-Q or Form 10-K (as applicable) in respect of the most recently completed fiscal quarter, and continue until the close of the market on the business or calendar day one week prior to the end of the then current fiscal quarter.

Additional Restrictions in Specific Circumstances.  From time to time, the Company may prohibit insiders from trading securities of the Company because of material developments known to the Company and not yet disclosed to the public. In such event, the Chief Compliance Officer or General Counsel will notify insiders of such trading restrictions, and insiders should not disclose to others the fact of such suspension of trading, and may not engage in any transaction involving the purchase or sale of the Company’s securities except in compliance with applicable securities laws and regulations.

No Safe Harbor.  Regardless of whether a trading period is open, no trade in the Company’s securities may occur in violation of applicable securities laws and regulations.

Rule 10b5-1 Trading Plans. Rule 10b5-1 under the Exchange Act of 1934, as amended, provides generally that a purchase or sale is “on the basis of” material, nonpublic information if the person engaging in the transaction is aware of the material, nonpublic information when the person makes the purchase or sale.  In addition, the rule creates an exception to this general rule that is available if the person demonstrates that, before becoming aware of any material, nonpublic information, the person had entered into a binding contract to purchase or sell the security, had instructed another person to purchase or sell the security for the instructing person’s account, or had adopted a written plan for trading securities, and (in each case) the contract, instruction or plan meets certain requirements regarding specificity as to amount, price and timing or imposes effective prohibitions on the insider’s ability to exercise subsequent influence over the trades. The contract, instruction or plan must also be entered into in good faith and without any purpose of evading the prohibitions of the SEC’s rules.  In some circumstances, terminating a contract, instruction or plan that is in place could call into question whether it was entered into in good faith and the decision to terminate such contact, instruction or plan cannot be made on the basis of material, nonpublic information.

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Insiders whose trading activity is covered by the restrictions contained herein may enter into such a plan (a “10b5-1 trading plan”), in which case restrictions on trading otherwise applicable under this section as described above will not apply to the extent such 10b5-1 trading plan has been preapproved by the Chief Compliance Officer or General Counsel, such plan meets the requirements of Rule 10b5-1, and transactions are executed in compliance with the 10b5-1 trading plan and applicable law.  A 10b5-1 trading plan should not be entered into at a time when the person entering into it is aware of material, nonpublic information.  The compliance of any 10b5-1 trading plan with the applicable SEC rules is the responsibility of the person entering into such plan.  You are advised to consult with legal counsel if you choose to enter into a 10b5-1 trading plan. Any 10b5-1 trading plan must be submitted to the Chief Compliance Officer or General Counsel for review and approval prior to entry into the 10b5-1 trading plan.

Prohibited Transactions

a.	Short Sales. “Short sales” (i.e. the sale of a security that the seller does not own) of the Company’s securities by any employee, officer, director or board observer are absolutely prohibited.
b.	Hedging Transactions. “Hedging Transactions” by any employee, officer, director or board observer of the Company are absolutely prohibited. Hedging Transactions refers to purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s securities, including prepaid variable forward contracts, equity swaps, collars and exchange funds or any other type of financial transaction.
c.	Pledging Securities. “Pledging Securities” by any employee, officer, director or board observer of the Company is absolutely prohibited. Pledging Securities refers to holding equity securities of the Company in a margin account or pledging equity securities of the Company as collateral for a loan or for any other type of financial transaction.
d.	The Chief Compliance Officer or General Counsel may, upon request, make exceptions to the foregoing prohibitions in his or her sole discretion.

Individual Responsibility

The guidelines of this Policy with respect to insider trading also apply to “material, nonpublic information” relating to other companies, including the Company’s vendors and suppliers, when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company. Civil and criminal penalties and separation from employment may result from trading on inside information regarding the Company’s business partners in violation of applicable securities laws and regulations. All insiders should treat “material, nonpublic information” about the Company’s business partners with the same care required with respect to information related directly to the Company.

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In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Certain Exceptions

The Company considers (i) the exercise of options for cash or the vesting of restricted securities under the Company’s management incentive plans (but not the sale of any securities issued upon such exercise or vesting), (ii) the purchase through a cashless exercise (accomplished by a sale of a portion of the securities issued upon exercise of an option) and (iii) the exercise of a tax withholding right pursuant to which a person has elected to have securities withheld or sold to satisfy tax withholding requirements upon the vesting of any restricted securities (excluding any market sale of vested restricted securities), to be exempt from this Policy, since the other party to these transactions is the Company itself and the price does not vary with the market.

Additionally, the Company considers bona fide gifts of the securities of the Company as well as transactions in mutual funds invested in Company securities to be exempt from the Policy.

Questions or Comments Regarding Trading

If you have any questions or comments with respect to this Policy generally, or specific questions with respect to your individual trading circumstances with respect to the Company’s securities, please contact the Chief Compliance Officer or General Counsel, who can be reached by telephone at 832-219-9026 or by e-mail at eric.willis@amplifyenergy.com.

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Confirmation Certificate

I have been provided with a copy of Amplify Energy Corp.’s Insider Trading Policy and Other Restrictions on Trading (the “Policy”). I acknowledge that I have read the Policy, understand my responsibilities under the Policy, am in compliance with the Policy and am not aware of any violations of the Policy. I further acknowledge that I should follow the compliance procedures described in the Policy if I have any knowledge of violations of the Policy or, questions or concerns related to the Policy.

Name:

Date:

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